Exhibit 21.1

SUBSIDIARIES OF IHOP CORP.
As of December 31, 2006

IHOP Corp.
95-3038279

International House of Pancakes, Inc.
95-2054061

Blue Roof	IHOP Realty Corp.	IHOP Enterprises, Inc.	III Industries of	IHOP of
Advertising, Inc.	95-6854343	95-2812361	Canada, Ltd.	Canada ULC
95-3933480			Foreign Corp.
IHOP Properties, Inc.
95-2584985